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                                                                     EXHIBIT 4.4

                               AZZ incorporated
                            STOCK OPTION AGREEMENT
                                     WITH
                        RCG CAPITAL MARKETS GROUP, INC.

     This Stock Option Agreement (the "Agreement") is entered into between AZZ incorporated, a Texas corporation (the "Company") and RCG Capital Markets Group, Inc. (the "Optionee") as of February 22, 2000, pursuant to part (c) of the Financial Relations Compensation Attachment to the Engagement Agreement between the Company and Optionee dated February 7, 2000 and the amendments of July 12, 2000 and October 6, 2000 to the Engagement Agreement. In consideration of the mutual promises and covenants made herein the parties hereby agree as follows:

     1.   GRANT OF OPTION. The Company grants to the Optionee an option (the
          ---------------
"Option") to purchase from the Company all or any part of a total of 70,000 shares of the Company's $1.00 par value common stock (the "Shares").

     2.   CHARACTER OF OPTION. The Option is not an "incentive stock option"
          -------------------
within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     3.   TERM. The unexercised part of the Option will expire at 11:59 P.M.
          ----
(CST) on February 21, 2005.

     4.   VESTING AND EXERCISE PRICE. The Option shall vest, thereby giving
          --------------------------
Optionee the right to purchase shares at the following prices, in the following numbers, upon the occurrence of the following events:

                    Event                         No. of Shares   Exercise Price
                    -----                         -------------   --------------

     (a)  Execution of this Agreement.               21,000           $10.13

     (b)  Upon confirmation of a 30%                 17,500           $10.13
          increase, to 10,400 shares in
          average daily trading volume, of
          the Company's stock over any 10
          consecutive trading day period,
          over a stipulated baseline of 8,000
          shares.

     (c)  Confirmation of corporate                  10,500           $16.25
          research coverage from two(2)
          buy or sell side analysts or an
          endorsement by an appropriate
          investment newsletter publication
          with a subscriber base in excess of
          3,000, vesting of one-half of this
          portion of the Option (the right to
          purchase 5,250 Shares) to occur
          upon the first research or
          recommendation event, and

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          vesting of the other one-half of
          this portion of the Option (the
          right to purchase 5,250 additional
          Shares) to occur upon the second
          research or recommendation event.

     (d)  Confirmation of maintenance of at          14,000       [closing price
          least a 12.5 P/E ratio for a period                     on the NYSE on
          of at least 45 consecutive calendar                     the last
          days.                                                   trading day
                                                                  within the 45
                                                                  consecutive
                                                                  calendar days]

     (e)  Confirmation of two (2) positive            3,500           $10.13
          financial (non-trade oriented)        (1st media event)
          media events, such as articles in
          newspapers or financial
          magazines of recognized standings
          such as Barron's, Wall Street
          Journal, Fortune, Forbes,
          Business Week Magazine,
          Individual Investor Magazine,
          Investor's Business Daily or such
          other source as may be mutually             3,500           $16.25
          agreed upon, in the financial and     (2nd media event)
          investment community or
          television or radio media coverage
          on well recognized financial,
          investment or business programs,
          vesting of the first one-half of this
          portion of the Option (the right to
          purchase 3,500 Shares) to occur
          upon the first media event and
          vesting of the second one-half of
          this portion of the Option (the
          right to purchase 3,500 additional
          Shares) to occur upon the second
          media event.


     5.   PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof
          ----------------------
shall be effected by the Optionee's giving written notice of exercise to the Company at its principal place of business and the Optionee's payment of the purchase price prescribed in Section 4 above for the Shares to be acquired pursuant to the exercise.

     6.   PAYMENT OF PURCHASE PRICE. Payment of the purchase price for any
          -------------------------
Shares purchased pursuant to the Option shall be made in cash.

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     7.   TRANSFER OF OPTION. Neither the Option nor any interest therein may be
          ------------------
assigned, pledged, hypothecated or otherwise transferred and may be exercised only by the Optionee.

     8.   TERMINATION. The Option shall terminate on the expiration date set
          -----------
forth in Section 3 above.

     9.   RESERVATION OF SHARES. The Company shall at all times during the term
          ---------------------
of the Option reserve and keep available a sufficient number of shares of its Common Stock to satisfy the Company's obligation to transfer to shares to the Optionee upon exercise of the Option.

     10.  COMPLIANCE WITH SECURITIES LAWS. The Shares shall be issued pursuant
          -------------------------------
to the exercise of the Option only after registration of the securities on an appropriate form of registration under the Securities Act of 1933. Optionee consents to the imposition of a legend upon the certificate representing such shares restricting their transfer until the filing with the SEC is made. The Company agrees to file such registration form covering the Option and the Shares underlying the Option upon receipt from Optionee of a request that such a filing be made.

     11.  ANTI-DILUTION. If the outstanding common stock of the Company is
          -------------
increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization or recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the number and type of shares subject to the Option. Any adjustment in the Option shall be made without changing the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price of each share covered by the Option.

     12.  AMENDMENT. This Agreement may be amended only by an instrument in
          ---------
writing, signed by both the Company and the Optionee.

     13.  MISCELLANEOUS. This Agreement will be construed and enforced in
          -------------
accordance with the laws of the State of Texas and will be binding upon and inure to the benefit of any successor or assign of the Company and to any successor of the Optionee.

     EXECUTED as of the day first above shown.

                              AZZ incorporated

                              By:  /s/ Dana L. Perry
                                   ---------------------------------------------
                              By:  Dana L. Perry, Vice President and CFO


                              RCG CAPITAL MARKETS GROUP INC.

                              By:  /s/ A. Max Ramras
                                   ---------------------------------------------
                                    A. Max Ramras, President and CEO

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